Exhibit 99.1


                 Fred's Reports First Quarter Results


    MEMPHIS, Tenn.--(BUSINESS WIRE)--May 31, 2007--Fred's, Inc.
(NASDAQ: FRED) today reported financial results for the first quarter ended May 5, 2007.

    Net income for the first quarter of fiscal 2007 increased 2% to $7.4 million or $0.19 per diluted share compared with net income of $7.3 million or $0.18 per diluted share in the year-earlier quarter. As reported earlier, total sales for the first quarter rose 6% to $442.3 million compared with $416.9 million in the same period last year. On a comparable store basis, sales increased 1.9% on top of the 2.3% gain reported in the same period last year.

    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "We are pleased to report that earnings for the first quarter tracked within the range we had expected. These results were especially gratifying considering that the quarter was an active period for Fred's in terms of our store upgrade and merchandising initiatives. By the end of April, this refresher program had commenced in over 20% of our stores. These efforts are significant in scope and eventually will involve over 500 of our stores to enhance the look and expand key departments for our customers. While there are negative short-term sales impacts, we have seen positive performance from the completed upgrades and are confident as to the long-term value of the program." Hayes noted that the entire refresher program is expected to be completed by early October.

    During the quarter, Fred's opened 10 stores, closed 10 stores, opened six pharmacies, and closed two pharmacies. In 2007, the Company plans to open 35 to 40 new stores, 15 to 25 new pharmacies, and expects to close 20 to 25 stores, netting growth in selling square footage in the range of 1% to 3% for the year.

    Fred's gross profit for the first quarter of 2007 was $127.0 million compared with $119.8 million in the same period last year, representing an increase of 6% for the period. Gross margin for the quarter was 28.7% of sales, unchanged from the year-earlier period.

    Selling, general and administrative expenses for the first quarter of 2007 increased to 26.2% of sales versus 26.0% of sales in the first quarter last year. This increase was attributable primarily to lease-related costs of stores closed during the quarter and higher stock option expense versus the same period last year. Excluding these two items, operating expenses as a percent of sales were equal to last year.

    Operating income for the first quarter of 2006 rose 1% to $11.2 million from $11.0 million in the year-earlier period. Operating income for the quarter was 2.5% of sales compared with 2.7% in the first quarter of 2006.

    Fred's Inc. operates 701 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United
States. For more information about the Company, visit Fred's Website at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's first quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today, and a replay of the call will be available beginning at approximately noon Eastern Time and will run until July 1, 2007.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, and costs and delays in acquiring or developing new store sites. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                             FRED'S, INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                                       13 Weeks    13 Weeks
                                        Ended       Ended
                                        May 5,    April 29,   Percent
                                         2007        2006      Change
                                      ----------  ----------  --------
Net sales                             $ 442,262   $ 416,878       6.1%
Operating income                      $  11,157   $  11,048       1.0%
Net income                            $   7,438   $   7,298       1.9%
Net income per share:
    Basic                             $    0.19   $    0.18       5.6%
    Diluted                           $    0.19   $    0.18       5.6%
Average shares outstanding:
    Basic                                39,842      39,711
    Diluted                              39,960      39,840



                             FRED'S, INC.
             Unaudited Fiscal 2007 First Quarter Results
               (in thousands, except per share amounts)

                             13 Weeks              13 Weeks
                              Ended                 Ended
                              May 5,      % of    April 29,     % of
                               2007      Total       2006      Total
                            ----------  --------  ----------  --------
Net sales                   $ 442,262     100.0%  $ 416,878     100.0%
Cost of goods sold            315,261      71.3%    297,034      71.3%
                            ----------  --------  ----------  --------
Gross profit                  127,001      28.7%    119,844      28.7%
Selling, general and
 administrative expenses      115,844      26.2%    108,796      26.0%
                            ----------  --------  ----------  --------
Operating income               11,157       2.5%     11,048       2.7%
Interest (income) expense,
 net                              (96)      0.0%         (5)      0.0%
                            ----------  --------  ----------  --------
Income before income taxes     11,253       2.5%     11,053       2.7%
Provision for income taxes      3,815       0.8%      3,755       0.9%
                            ----------  --------  ----------  --------
Net income                  $   7,438       1.7%  $   7,298       1.8%
                            ==========  ========  ==========  ========
Net income per share:
    Basic                   $    0.19             $    0.18
                            ==========            ==========
    Diluted                 $    0.19             $    0.18
                            ==========            ==========
Weighted average shares
 outstanding:
    Basic                      39,842                39,711
                            ==========            ==========
    Diluted                    39,960                39,840
                            ==========            ==========



                             FRED'S, INC.
                       Unaudited Balance Sheet
                            (in thousands)

                                                  May 5,    April 29,
                                                   2007        2006
                                                ----------  ----------
ASSETS:
Cash and cash equivalents                       $   2,727   $   2,749
Inventories                                       348,793     317,012
Receivables                                        29,257      26,268
Other non-trade receivables                        17,515      12,595
Prepaid expenses and other current assets          10,359       9,085
                                                ----------  ----------
    Total current assets                          408,651     367,709
Property and equipment, net                       137,194     138,366
Other noncurrent assets                             9,343       9,282
                                                ----------  ----------
    Total assets                                $ 555,188   $ 515,357
                                                ==========  ==========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                $  85,860   $  84,079
Current portion of indebtedness                        18         243
Current portion of capital lease obligation           318         510
Accrued expenses and other                         39,434      37,276
Deferred income taxes                              15,369      18,608
Income taxes payable                                1,764       2,659
                                                ----------  ----------
    Total current liabilities                     142,763     143,375

Long-term portion of indebtedness                  17,479       7,749
Deferred income taxes                              17,901      11,252
Long-term portion of capital lease obligations         40         370
Other noncurrent liabilities                        4,515       5,507
                                                ----------  ----------
    Total liabilities                             182,698     168,253
Shareholders' equity                              372,490     347,104
                                                ----------  ----------
    Total liabilities and shareholders' equity  $ 555,188   $ 515,357
                                                ==========  ==========


    CONTACT: Fred's, Inc.
             Jerry A. Shore, 901-362-3733, Ext. 2217
             Executive Vice President and Chief Financial Officer